Exhibit 19.1

POLICIES AND PROCEDURES GOVERNING TRADING IN SECURITIES

AND

CONFIDENTIALITY OF INSIDE INFORMATION FOR OFFICERS,

DIRECTORS AND OTHER INFORMATION SENSITIVE EMPLOYEES

SUMMARY. The Securities and Exchange Commission (“SEC”) and private attorneys have been, and continue to be, active in the enforcement of the insider trading laws. Congress expanded the authority of the SEC and the Justice Department in adopting the Insider Trading and Securities Fraud Enforcement Act. This Act not only increases the penalties for insider trading it also imposes additional penalties on publicly held companies if they do not develop policies and procedures to ensure that such violations do not occur. The passage of the Sarbanes-Oxley Act of 2002 imposed additional trading restrictions and disclosure requirements of transactions involving management, directors and principal shareholders. The purpose of this policy statement is to avoid even the appearance of improper conduct on the part of persons employed by or associated with the company. It also includes the special restrictions that are applicable to officers, directors, and other employees of QNB Corp. and QNB Bank (finance department personnel) with access to sensitive information in connection with trades in the stock of QNB Corp. (“Corporation”).

MATERIAL NONPUBLIC INFORMATION. As officers, directors and employees of a financial institution and a publicly traded company, we have the legal obligation to maintain the confidentiality of nonpublic information obtained in the course of our business. This obligation extends to all employees at our institution (collectively, personnel). This obligation also precludes the use by personnel, for direct or indirect personal gain or profit, of nonpublic information (also known as inside information) received in connection with our business activities.

Moreover, the use of material nonpublic information in securities transactions (insider trading) or the communication of such information to others who use it in securities trading (tipping) may violate the Federal securities laws. Such violations are likely to result in harsh consequences for the individual involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of nonpublic information, including penalties of up to $5 million and imprisonment for up to 20 years, and exposure to additional liability in private actions. Further, insider-trading violations expose the Corporation, its directors, officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations, with fines up to $25 million.

The Corporation, therefore, has adopted the following policies and procedures to assure that material nonpublic information will not be used by officers, directors and other employees in securities transactions, that such persons comply with Federal and state securities laws restricting trading in the Corporation’s securities and that the confidentiality of information we receive in the course of our business is maintained. These policies and procedures also apply to securities transactions by partnerships in which such individuals are a general partner, estates of which they are an executor and individuals who reside in the same household with officers, directors and other employees (“immediate family members,” which includes a spouse, children, brothers, sisters, mother, mother-in-law, father and father-in-law). Strict compliance with these policies and procedures is expected of all officers and directors and immediate family members, and any infringement thereof may result in sanctions.

1.
THE BASIC POLICY

No trading by directors, officers and employees or their immediate family members is permitted (i) from the period beginning on the day of the Board meeting in the month in which the fiscal quarter or year ends, and continuing until two (2) full trading days after the public release of earnings for such period, nor (ii) while they possess material nonpublic information concerning either the Corporation or any other company with which the Corporation has business dealings.

The Corporation may also institute a temporary blackout period in the event of a material corporate development (such as acquisition discussions) by written or electronic notice from the Corporation’s Chief Executive Officer to persons subject to the blackout procedure. In such cases, directors and executive officers of the Corporation are prohibited from purchasing or selling securities of the Corporation for any personal or related account commencing with the time of the notice and ending two (2) full trading days after public release of the information which resulted in sending the notice or written or electronic notice that the temporary blackout period has expired.

The Chief Executive Officer of the Corporation, in consultation with outside counsel, may grant exceptions to the prohibition upon request where the person making the request is not in possession of material nonpublic information, if the grant of such exception would not be in contravention of the purposes of this Policy and the applicant’s personal circumstances warrant the grant of such exception.

No person associated with the Corporation may purchase or sell any security, whether or not issued by the Corporation or a company with which the Corporation has a business relationship, while such person possesses material nonpublic information concerning such security. As a corollary to this policy, any person with knowledge of material nonpublic information acquired in the course of the Corporation’s business may not communicate to any other person any such information if he or she has reason to believe that the information may be improperly used in connection with securities trading. Unless otherwise expressly provided, this policy and these procedures apply to immediate family members and personnel.

“Material information” means information related to any company with publicly traded securities (including but not limited to the Corporation), its business operations or securities, the public dissemination of which likely would affect the market price of any of its securities, or which likely would be considered important by a reasonable investor in determining whether to buy, sell, or hold such securities. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is often found material: earnings estimates; dividends; acquisitions, including mergers and tender offers; sales of substantial assets; changes in debt ratings; significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; liquidity problems, extraordinary management developments; public offerings; major pricing or marketing changes; and significant litigation or investigations by governmental bodies.

“Nonpublic information” is generally information that has not been widely disclosed to the public. To show that information is public, you should be able to point to some evidence that it has been widely disclosed, for example, in the news wire services such as PRNEWSWIRE, AP, UPI, or Reuters; radio or television; newspapers or magazines; or widely circulated public disclosure documents filed with the SEC, such as an 8-K, prospectus or proxy statement.

It should be assumed that information concerning the Corporation or QNB Bank obtained in the course of your employment or service is nonpublic. The fact that rumors may be circulating, even if they are widespread, does not mean the information is public and does not relieve you from the obligation to treat the information as nonpublic.

To avoid inadvertent violations of this Policy and/or applicable law, each purchase, sale or other transaction with respect to the securities of the Corporation or any of its subsidiaries by directors and executive officers of the Corporation, or a family member sharing the same household or a corporation or trust they control, must be pre-cleared with either the Chief Executive Officer or Chief Financial Officer of the Corporation in advance of the transaction and must be reported promptly to the Chief Financial Officer once made. Neither the Chief Executive Officer nor the Chief Financial Officer is under an obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

No purchase or sale of a security may be affected by any personnel or immediate family members until at least two (2) full trading days after the publication of the material nonpublic information.

2.
PROHIBITION AGAINST SHORT-TERM TRADING IN THE SECURITIES

The Corporation has a policy against short-term trading by personnel and immediate family members in the securities of the Corporation or a company with which the Corporation has a business relationship, including short sales of, and options for, such securities. Personnel and immediate family members who purchase securities of the Corporation or a company with which the Corporation has a business relationship, are expected to retain such securities for at least six months and one day. Sale of such securities prior to the expiration of the six-month plus one-day period will be deemed a violation of this policy unless such sale has been approved by the appropriate officer of the Corporation, such as that occasioned by the death or serious illness of a family member or other substantial justification subject to the limitations on purchases and sales by officers and directors outlined in Section 3 below.

3.
ADDITIONAL RESTRICTIONS APPLICABLE TO EXECUTIVE OFFICERS AND DIRECTORS

A.
RESALE RESTRICTIONS

The Securities Act of 1933 (“the 1933 Act) requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by executive officers and directors for public sales of securities of their companies is Rule 144 under the 1933 Act. The rule is available for public sales by any person of “restricted securities” (i.e., securities acquired directly from the issuer or in a private offering or certain other types of exempt offerings) and for sales by controlling persons (known as “affiliates”) of any securities, whether restricted or unrestricted.

Requirements of Rule 144. Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

1. Current Public Information. Current information about the Corporation must be publicly available at the time of the sale. The Corporation’s periodic reports, so long as they are timely filed with the SEC, ordinarily satisfy this requirement.

2.
Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in public offering of securities registered under the 1933 Act. In some cases, such as those involving gifts or bequests, the holding period of another person can be “tacked” to the seller’s holding period for computation purposes.

3.
Volume Limitations. The amount of securities which can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the sale.

4.
Manner of Sale. All sales must be made through a broker or directly with a market maker.

5.
Notice of Sale. The seller must file a Form 144 notice of each proposed sale with the SEC at the time the order to sell is placed with the broker, if the aggregate amount to be sold during the three-month period exceeds 5,000 shares or involves aggregate sale proceeds greater than $50,000.

Exception to Rule. The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted shares for at least one year and who were not affiliates during the three months preceding the sale under the rule.

Treatment of Gifts. Bona fide gifts are not deemed to involve sales of stock, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to six months from the date originally acquired by the donor, depending on the circumstances.

B.
PRIVATE SALES

Directors and officers also may acquire or dispose of securities in a private transaction. It is recommended that you consult with securities counsel prior to engaging in any private transactions of the Corporation’s securities.

C.
RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES

In order to prevent trading on the basis of nonpublic material information and market manipulation, the SEC has adopted certain rules, including Rules 10b-5 and 10b-18, under the Securities Exchange Act of 1934 (the “ Exchange Act).

A Rule 10b5-1 trading plan is a written plan for trading securities that satisfies the conditions of Rule 10b5-1(c). Any person executing pre-planned transactions under a Rule 10b5-1 plan that was entered into in good faith at a time when the person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if the actual trades made under the plan are executed at a time when the person may be aware of material nonpublic information that would otherwise subject that person to liability under Section 10(b) of the Exchange Act or Rule 10b-5. As required by Rule 10b5-1, a person may enter into a trading plan only when the person is not in possession of material nonpublic information. In addition, a person may not enter into a trading plan during a blackout period, and the Rule contains specified “cooling off” periods before purchases or sales under a 10b5-1 trading plan can commence after adoption or amendment. The trading plan should specify the dates, prices and amounts of the contemplated trades, or establish a formula for determining such dates, prices and amounts. Because of the complexities and the disclosure and other requirements relating to 10b5-1 plans, a person desiring to implement a trading plan under Rule 10b5-1 is required to consult in advance with the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer.

Rule 10b-18 and other SEC regulations set forth guidelines for purchases of the Corporation’s stock by the Corporation or its affiliates while a stock repurchase program is occurring or while the Corporation is engaged in a distribution of securities (e.g., a public offering). Compliance with these guidelines provides a “safe harbor” from a stock manipulation charge. You should consult with the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer in advance if you desire to make purchases of the Corporation’s stock during any period that the Corporation is engaged in a distribution of securities or an ongoing stock repurchase program.

The SEC adopted rules to implement Section 306(a) of the Sarbanes-Oxley Act (Regulation BTR). Regulation BTR became effective March 31, 2003. In addition to the trading prohibitions and remedies set forth above, the rules specify the content and timing of a notice that issuers must provide to their directors and executive officers, and to the SEC by filing a current report on Form 8-K, about a blackout period.

The trading restrictions set forth in this Policy generally do not apply to certain types of transactions. Some of these exempted transactions include:

• acquisitions of equity securities using reinvested dividends under dividend reinvestment plans;

•
the grant of options from an approved incentive plan, such as the QNB Corp. 2015 Stock Incentive Plan;

• acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;

• purchases or sales of equity securities, other than discretionary transactions, pursuant to certain "tax-conditioned" plans, such as the QNB 2016 Employee Stock Purchase Plan; and

• increases or decreases in the number of equity securities held as a result of a stock split or stock dividend.

In addition, directors and executive officers are prohibited from purchasing or selling securities of the Corporation or QNB Bank during any “blackout period” pertaining to an individual account retirement plan of the Corporation (e.g., a 401(k) plan). A “blackout period” will occur under this paragraph whenever not fewer than 50% of the plan participants are prohibited from engaging in transactions involving the securities of the Corporation or QNB Bank under the plan for any period of more than three consecutive business days. Directors and executive officers will be notified of any blackout period occurring under this Policy.

D.
DISGORGEMENT OF PROFITS ON SHORT-SWING TRANSACTIONS

Section 16 of the Exchange Act applies to directors and executive officers (and their immediate family members) of the Corporation and to any person owning more than ten percent of any registered class of the Corporation’s equity securities. It is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. The general effect of Section 16 is to restrict the trading activities of insiders with respect to the securities of their companies by requiring public disclosure under Section 16(a) of their trades, permitting the recovery under Section 16(b) of any profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales. The methods employed by Section 16 are separately discussed below.

Recovery of Short-Swing Profits. Under Section 16(b), any profit realized by an insider on a “short-swing” matching transaction (i.e., a purchase and sale, or sale and purchase, of the Corporation’s equity securities within a period of less than six months) must be disgorged to the Corporation upon demand by the Corporation or a stockholder acting on its behalf. By law, the Corporation cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Strict Liability Provision. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Possession of material nonpublic information is not a prerequisite for liability under 16(b). Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a new loss on a series of transactions while having recoverable profits.

Broad Application. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

Limitations on Liability. The SEC has mitigated the impact of Section 16(b) in some situations by providing exemptions from liability (such as those for transactions under certain employee benefit plans). Further, the courts have indicated that it is permissible for insiders to structure their transactions to avoid the application of Section 16(b). We suggest that before engaging in any transaction involving the Corporation’s equity securities, directors and executive officers consult with the Corporation’s Chief Executive Officer or Chief Financial Officer to discuss the potential applicability of Section 16(b).

E.
PROHIBITION ON SHORT SALES

Under Section 16(c), insiders are prohibited from effecting “short sales” of the Corporation’s equity securities. A “short sale” is one involving securities that the seller does not own at the time of sale, or if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

F.
HEDGING AND PLEDGING POLICY

Hedging and Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Corporation’s securities. Such hedging and monetization transactions may permit an employee, officer or director to continue to own the securities of the Corporation obtained through Corporation’s benefit plans or otherwise, but without the full risks and rewards of ownership.

The Corporation’s employees, officers and directors may not engage in any hedging or monetization transactions with respect to the Corporation’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Corporation’s securities. Further, the Corporation’s employees, officers and directors should not engage in in short-term or speculative transactions in the Corporation’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by the Corporation’s employees, officers or directors.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Corporation’s securities, employees, officers and directors are prohibited from holding the Corporation’s securities in a margin account or otherwise pledging the Corporation’s securities as collateral for a loan. Pledges of Corporation Securities arising from certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described above.

An exception to this prohibition may be granted where a person covered by this Policy wishes to pledge the Corporation’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person seeking an exception from this policy must submit a request for pre-approval to the Chief Executive Officer or the Chief Financial Officer prior to the contemplated transaction and the person should be advised that any sale of stock by the pledgee will be deemed a sale by the pledgor for purposes of the short-swing profit recovery provisions of Section 16 of the Exchange Act, and the prohibition on insider trading in Rule 10b-5 under the Exchange Act.

4.
MAINTENANCE OF CONFIDENTIALITY OF NONPUBLIC INFORMATION OBTAINED FROM CUSTOMERS

All personnel are expected to maintain the confidentiality of nonpublic information received by the Corporation in its business dealings or otherwise. Disclosure of such information to persons outside the Corporation, whether or not in the form of a recommendation to purchase or sell the securities of the Corporation or the securities of any other publicly traded company with respect to which the Corporation has nonpublic information, is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard.

5.
DISCLOSURE OF TRANSACTIONS INVOLVING MANAGEMENT, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Section 16 of the Exchange Act, as amended by Sarbanes-Oxley requires officers, directors and beneficial owners of 10% or more of a class of an issuer’s equity securities (“insiders”) to file electronically a statement of any changes in ownership of the issuer’s equity securities (Form 4), including as a result of sales back to the issuer, disclosing the insider’s purchases or sales two business days following the day on which the transaction has been executed. These reports will be posted to the Corporation’s website no later than the end of the business day following the day they are filed with the SEC.

To facilitate the reporting, all transactions must receive pre-clearance by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. (please email qnbaccounting@qnbbank.com prior to transaction). All Section 16 filers must obtain powers of attorney to permit company personnel to sign and submit Section 16 reports on behalf of the reporting persons. Management and the Board of Directors will determine which officers are “reporting persons”.

6.
OBLIGATION TO REPORT VIOLATIONS

The improper use or unauthorized disclosure of material nonpublic information and/or breaches of this Policy can inflict great damage upon the Corporation and its employees. Therefore, it is the obligation of every employee who becomes aware of the improper use or disclosure of material nonpublic information or material breaches of this Policy to promptly communicate the relevant facts to the Chief Executive Officer, Chief Financial Officer, Compliance Officer, Chief Accounting Officer, or to counsel.

7.
OTHER

All questions relating to this policy should be addressed to the Bank’s Chief Executive Officer or Chief Financial Officer.

Approved Board of Directors: November 26, 2024

ACKNOWLEDGEMENT AND AGREEMENT

The undersigned hereby acknowledges receipt of the Corporation’s “Policy and Procedures Governing Trading in Securities and Confidentiality of Inside Information.”

The undersigned has read and understands such policy and agrees to be governed by such policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Date:________________________________ _____________________________

(Signature)

_____________________________

(Print name)